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                                                                    EXHIBIT 23.3


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Mobility Electronics, Inc. on Form S-3 of our report dated April 5, 2002 (except for Note 17, as to which the date is May 3, 2002, and Note 19, as to which the date is July 31, 2002) (which report expressed an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated) on the consolidated financial statements of iGo Corporation, appearing in the Current Report on Form 8-K/A of Mobility Electronics, Inc. filed with the Securities and Exchange Commission on November 18, 2002.

We also consent the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP



Reno, Nevada
February 3, 2003